Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting and Confirms Second Quarter Fiscal 2017 Sales Guidance

Milton, NY, August 26, 2016 - Sono-Tek Corporation (OTCQX: SOTK) held its Annual Shareholders Meeting on August 25, 2016 in Milton, New York. The business review presentation used is available online at the Company’s website: http://www.sono-tek.com/annual-meeting/. The results of Fiscal Year 2016, which ended on February 29, 2016, were discussed.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the past year’s business performance which resulted in a 9% increase in sales over the previous fiscal year. He reviewed the performance of the Company’s diversification strategy in terms of new products and markets, coupled with geographical expansion to multiple areas of the world. Robb Engle, VP of Engineering, discussed the New Product Development program and the resulting three new product platforms created in the past year. These new product platforms have already led to several orders in new areas for Sono-Tek, and this will continue to be the heart of the Company’s business growth model.

The Company’s President, R. Stephen Harshbarger, described the current outlook for FY 2017, in which the Company is anticipating a dip in sales compared to FY 2016 due to global economic conditions, particularly in China and parts of Latin America. The decrease in sales has primarily affected the float glass, fluxer, and medical stent segments in the first two quarters of fiscal 2017. He described the Company’s actions to expand into additional markets with the creation of new products, in conjunction with front-end investment in sales personnel and expanded trade show participation. Mr. Harshbarger stated that, “Orders and quotations for newly released products are accelerating; and helping to offset the sales decline we are seeing with our more established product lines due to global economic conditions. In addition, the Company’s Lean manufacturing program is already having a positive impact in terms of decreased unit costs, decreased inventory tie-up, and shorter cycle times.”

Since the meeting occurred just prior to the end of the second quarter of the Company’s current fiscal year, the Company indicated that the guidance provided in its last quarterly press release dated July 14, 2016, is still accurate, and its sales volume for the quarter ending August 31, 2016 will be comparable to sales for the quarter ended May 31, 2016. The Company is anticipating an increase in its sales volume in the second half of the year. This increase, coupled with cost reductions, should enable the Company to achieve a profitable result by the end of the Fiscal Year.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including the economies of China and Latin America; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; returns on our investment in additional sales personnel; continued efficacy of our Lean manufacturing program; adequacy of financing; capacity additions, the ability to enforce patents and create new applications; strength of sales in the glass coating, fluxer and medical stent markets; our ability to maintain and build backlog, achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

	Fiscal Year Ended
	February 29, 2016	February 28, 2015

Net Sales	$11,833,730	$10,849,475

Gross Profit	$5,637,777	$5,215,110

Operating Income	$740,291	$850,194

Net Income	$547,729	$606,133

Basic Earnings Per Share	$0.04	$0.04

Diluted Earnings Per Share	$0.04	$0.04

Weighted Average Shares - Basic	14,943,018	14,737,204

Weighted Average Shares - Diluted	15,029,601	14,846,808